Exhibit (a)(1)

CERTIFICATE OF TRUST
OF
HAMILTON LANE PRIVATE SECONDARY FUND

This Certificate of Trust of Hamilton Lane Private Secondary Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.       Name. The name of the trust formed hereby is Hamilton Lane Private Secondary Fund.

2.       Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 1209 North Orange Street, Wilmington, Delaware 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.       Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4.       Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Keith Kleinman
Name:	Keith Kleinman
Title:	Trustee